Exhibit 10.5

AMENDED AND RESTATED SALE AND CONTRIBUTION AGREEMENT

between

FS ENERGY AND POWER FUND,

as Seller

and

GLADWYNE FUNDING LLC,

as Purchaser

Dated as of September 11, 2014

i

SECTION 8.10	Headings	17

SECTION 8.11	Non-Petition; Limited Recourse	18

ii

This AMENDED AND RESTATED SALE AND CONTRIBUTION AGREEMENT, dated as of September 11, 2014 (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), between FS Energy and Power Fund, a Delaware statutory trust, as seller (in such capacity, the “Seller”) and Gladwyne Funding LLC, a Delaware limited liability company, as purchaser (in such capacity, the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Seller and Purchaser entered into that certain Sale and Contribution Agreement, dated as of May 19, 2014 (the “Existing Sale and Contribution Agreement”);

WHEREAS, the Purchaser purchased and received as a capital contribution certain loans and related assets pursuant to the Existing Sale and Contribution Agreement prior to the Restatement Date (as defined below), and may also wish to purchase and receive certain loans, bonds and related assets from time to time on or after the Restatement Date;

WHEREAS, the Seller sold, assigned and contributed certain loans and related assets pursuant to the Existing Sale and Contribution Agreement prior to the Restatement Date, and may also wish to sell, assign and contribute certain loans, bonds and related contracts to the capital of the Purchaser on the Restatement Date and from time to time on each Subsequent Conveyance Date; and

WHEREAS, the Seller and Purchaser desire to amend and restate the Existing Sale and Contribution Agreement upon the terms and conditions hereinafter set forth;

WHEREAS, the Purchaser will issue certain floating rate notes due 2024 (the “Notes”) pursuant to an indenture dated as of the date hereof (the “Indenture”), by and between the Purchaser, as Issuer, and Citibank, N.A., as trustee (the “Trustee”); and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Sale and Contribution Agreement is hereby amended and restated as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1                                 Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Adverse Claim” means any claim of ownership or any Lien, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a Lien.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means for any Person all laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Official Body applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or obligated by law, executive order or government decree to remain closed. All references to any “day” or any particular day of any “calendar month” shall mean calendar day unless otherwise specified.

“Closing Date” shall mean the “Closing Date” under and as defined in the Indenture.

“Convey” means to sell, transfer, assign, contribute or otherwise convey assets hereunder.

“Conveyance” means, as the context may require, the Initial Conveyance or a Subsequent Conveyance.

“Existing Sale and Contribution Agreement” has the meaning set forth in the recitals.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Initial Conveyance” has the meaning set forth in Section 2.1(a).

“Investment Management Agreement” means the Amended and Restated Investment Management Agreement, dated as of the date hereof, by and between the FS Energy and Power Fund, as Investment Manager, and the Purchaser.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Obligor” means any Person who is an obligor under any Transferred Asset.

“Official Body” means any government or political subdivision or any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Payment Date” means each Subsequent Conveyance Date and the date of the Initial Conveyance.

“Permitted Lien” means (i) the Lien in favor of the Purchaser, (ii) Liens for Taxes and mechanics’ or suppliers’ liens for services or materials supplied, in either case, not yet due and payable and for which adequate reserves have been established in accordance with GAAP and (iii) any other lien as mutually agreed upon by the Seller and Purchaser.

“Purchase Date” shall mean each date a Transferred Asset is Conveyed from Seller to Purchaser.

“Purchase Notice” has the meaning set forth in Section 2.1(b).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the preamble hereto.

“Related Security” means, with respect to each Transferred Asset:

(a)                                 any property securing such Transferred Asset, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Payment Date and all liquidation proceeds thereof;

(b)                                 all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c)                                  all collections with respect to such Transferred Asset and any of the foregoing; and

(d)                                 any guarantees or similar credit enhancement for an Obligor’s obligations under such Transferred Asset, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Purchaser thereunder and all rights, remedies, powers, privileges and claims of the Purchaser thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Purchaser at law or in equity).

“Repurchase Amount” means, for any Warranty Asset Transfer for which a payment is being made pursuant to Section 6.1 as of any time of determination, an amount equal to the purchase price paid by the Purchaser for such Transferred Asset (excluding purchased accrued interest and original issue discount) less any payments received in connection with such Transferred Asset.

“Retained Interest” means, with respect to any Transferred Asset, (a) such obligations to provide additional funding with respect to such Transferred Asset that have been retained by the other lender(s) of such Transferred Asset, (b) all of the rights and obligations, if any, of the agent(s) under the underlying instruments of such Transferred Asset, (c) any unused commitment fees associated with the additional funding obligations that are being retained in accordance with clause (a) above, and (d) any agency or similar fees associated with the rights and obligations of the agent(s) that are being retained in accordance with clause (b) above.

“Restatement Date” means September 11, 2014.

“Schedule of Transferred Assets” has the meaning set forth in Section 2.1(a).

“Seller” has the meaning set forth in the preamble hereto.

“Subsequent Conveyance” has the meaning set forth in Section 2.1(b).

“Subsequent Conveyance Date” has the meaning set forth in Section 2.1(b).

“Taxes” means all taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Transaction Documents” means this Agreement and the Investment Management Agreement, and any other documents to be executed and delivered in connection with the foregoing.

“Transferred Assets” means a portfolio of loans, equity securities, debt securities and other obligations.

“Warranty Transferred Assets” has the meaning set forth in Section 6.1.

SECTION 1.2                                 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC, and not specifically defined herein, are used herein as defined in such Article 9. The term “including” when used in this Agreement means “including without limitation.”  Except as otherwise provided herein, terms not defined in this Agreement shall have the respective meanings set forth in the Indenture.

SECTION 1.3                                 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II

CONVEYANCES OF TRANSFERRED ASSETS

SECTION 2.1                                 Conveyances.

(a)                                 On the terms and subject to the conditions set forth in this Agreement, the Seller Conveyed to the Purchaser prior to the Restatement Date, and the Purchaser purchased and accepted from the Seller prior to the Restatement Date (the “Initial Conveyance”), all of the Seller’s right, title and interest in and to each Transferred Asset listed on Schedule A to this Agreement (as such schedule may be amended, supplemented, updated or otherwise modified from time to time, the “Schedule of Transferred Assets”), together with all other Related Security and all proceeds of the foregoing but excluding the Retained Interests (if any) for such Transferred Asset.  Each Transferred Asset Conveyed prior to the Restatement Date and listed on Schedule A (as in effect on the Restatement Date, prior to giving effect to any amendment, supplement, update or other modification) was sold by the Seller and purchased by the Purchaser.

(b)                                 In the event the Purchaser agrees, from time to time after the Restatement Date, to acquire additional Transferred Assets (including Related Security) from the Seller, the Purchaser shall deliver written notice thereof to the Seller substantially in the form set forth in Schedule B hereto (each a “Purchase Notice”), designating the date of the proposed Conveyance (a “Subsequent Conveyance Date”, and each such conveyance being herein called a “Subsequent Conveyance”), and attaching a supplement to the Schedule of Collateral Obligations identifying the Transferred Assets proposed to be Conveyed.  On the terms and subject to the conditions set forth in this Agreement, the Seller shall Convey to the Purchaser, and the Purchaser shall purchase, on the applicable Subsequent Conveyance Date, all of the Seller’s right, title and interest in and to each Transferred Asset then reported by the Seller on the supplement to the Schedule of Transferred Assets attached to the related Purchase Notice, together with all other Related Security and all proceeds of the foregoing but excluding the Retained Interests (if any) for such Transferred Asset.

(c)                                  It is the express intent of the Seller and the Purchaser that each Conveyance of Transferred Assets by the Seller to the Purchaser pursuant to this Agreement be construed as an absolute sale and/or contribution of such Transferred Assets by the Seller to the Purchaser. Further, it is not the intention of the Seller and the Purchaser that any purchase be deemed a grant of a security interest in the Transferred Assets by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Conveyances hereunder shall be characterized as loans and not as sales and/or contributions, then (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC and other applicable law and (ii) the Conveyances by the Seller provided for in this Agreement shall be deemed to be, and the Seller hereby grants to the Purchaser, a security interest in, to and under all of the Seller’s right, title and interest in, to and under, whether now owned or hereafter acquired, such Transferred Assets and all proceeds of the foregoing. The Purchaser and its assignees shall have, with respect to such Transferred Assets and other related rights, in addition to all the other rights and remedies available to the

Purchaser and its assignees and under the other Transaction Documents, all the rights and remedies of a secured party under any applicable UCC.

The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Transferred Assets to secure a debt or other obligation, such security interest would be deemed to be a perfected security interest in favor of the Purchaser under applicable law and will be maintained as such throughout the term of this Agreement. The Seller represents and warrants that the Transferred Assets are being transferred with the intention of removing them from the Seller’s estate pursuant to Section 541 of the Bankruptcy Code.

(d)                                 On the date hereof, the Seller agrees to file, at its own expense, a financing statement or statements with respect to the Transferred Assets Conveyed by the Seller hereunder from time to time (including prior to the date hereof) meeting the requirements of applicable state law in the jurisdiction of the Seller’s organization to perfect and protect the interests of the Purchaser created hereby under the UCC against all creditors of, and purchasers from, the Seller, and to deliver a file-stamped copy of such financing statements or other evidence of such filings to the Purchaser as soon as reasonably practicable after its receipt thereof.

(e)                                  The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all actions as may be reasonably necessary or as the Purchaser may reasonably request, in order to perfect or protect the interest of the Purchaser in the Transferred Assets purchased hereunder or to enable the Purchaser to exercise or enforce any of its rights hereunder. Without limiting the foregoing, the Seller will, in order to accurately reflect the Conveyances contemplated by this Agreement, execute and file such financing or continuation statements or amendments thereto or assignments thereof (as permitted pursuant hereto) or other documents or instruments as may be reasonably requested by the Purchaser. The Seller hereby authorizes the Purchaser to file and, to the fullest extent permitted by applicable law the Purchaser shall be permitted to file initial financing statements, continuation statements and amendments thereto and assignments thereof without the Seller’s further action; provided that the description of collateral contained in such financing statements shall be limited to only Transferred Assets.  Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.

SECTION 2.2                                 Indemnification. Without limiting any other rights which any such Person may have hereunder or under applicable law, the Seller agrees to indemnify on a net after-tax basis (including, for example, taking into account the deductibility of an applicable underlying damage, loss, liability or related cost and expense) the Purchaser and its successors, transferees, and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of any breach by the Seller of any of its obligations hereunder or arising as a result of the failure of any representation or warranty of the Seller herein to be true and correct on the date such representation or warranty was made, excluding, however, (a) Indemnified Amounts in respect of any Transferred Asset due to such

Obligor’s creditworthiness, as applicable, (b) Indemnified Amounts payable to an Indemnified Party to the extent determined by a court of competent jurisdiction to have resulted from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party or its agent or subcontractor, (c) except as otherwise specifically provided herein, non-payment by any Obligor of an amount due and payable with respect to a Transferred Asset and (d) Indemnified Amounts resulting from the performance or non-performance of the Transferred Assets.

ARTICLE III

CONSIDERATION AND PAYMENT; REPORTING

SECTION 3.1                                 Purchase Price.  The purchase price (the “Purchase Price”) for the Transferred Assets Conveyed on each Purchase Date shall be a dollar amount equal to the fair market value (as agreed upon between the Seller and the Purchaser at the time of such Conveyance) of such Transferred Assets as of such date.

SECTION 3.2                                 Payment of Purchase Price.  The Purchase Price shall be paid on the related Purchase Date at the option of the Seller (a) by the Purchaser making a payment in cash of immediately available funds, (b) by the Seller making a capital contribution to the Purchaser, or (c) any combination of the foregoing clauses (a) and (b).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1                                 Seller’s Representations and Warranties. The Seller represents and warrants to the Purchaser as of the Restatement Date and as of each Purchase Date:

(a)                                 Organization and Good Standing. The Seller is a Delaware statutory trust duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to do business, and is in good standing, in every jurisdiction in which the nature of its business and the performance of its obligations hereunder and under the other Transaction Documents to which it is a party requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on (i) its ability to perform its obligations under this Agreement, (ii) the validity or enforceability of the Transferred Assets and the Related Security and (iii) its ability to perform its obligations under the other Transaction Documents to which it is a party.

(b)                                 Power and Authority. The Seller has the power and authority to own, pledge, mortgage, operate and convey the Transferred Assets, to conduct its business as now, or proposed to be, conducted and to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform the transactions contemplated hereby and thereby.

(c)                                  Authorization; Contravention. The execution, delivery and performance by the Seller of this Agreement, each other Transaction Document to which it is a party and all other agreements, instruments and documents which may be delivered by it pursuant hereto or thereto and the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary action on the part of the Seller, (ii) do not contravene or cause the Seller to be in default in any material respect under (A) its certificate of trust, (B) any contractual restriction with respect to any indebtedness of the Seller or contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or other agreement or instrument binding on or affecting it or its property, or (C) any law, rule, regulation, order, license, requirement, writ, judgment, award, injunction or decree applicable to, binding on or affecting it or any of its property and (iii) do not result in or require the creation of any Lien upon or with respect to any of its properties (other than Liens created pursuant to this Agreement).

(d)                                 Execution and Delivery. This Agreement and each other Transaction Document to which the Seller is a party have been duly executed and delivered by the Seller.

(e)                                  Governmental Authorization. No approval, consent of, notice to, filing with or permits, licenses, qualifications or other action by any Official Body having jurisdiction over it or its properties is required or necessary (i) for the conduct of the Seller’s business as currently conducted, for the ownership, use, operation or maintenance of its properties and for the due execution, delivery and performance by the Seller of this Agreement or any of the Transaction Documents to which it is a party or (ii) to ensure the legality, validity, or enforceability of this Agreement in any jurisdiction in which the Seller does business, in each case other than (A)  consents, notices, filings and other actions which have been obtained or made (or will be obtained or made substantially simultaneously with the Restatement Date), and continuation statements and renewals in respect thereof and (B) where the lack of such consent, notice, filing or other action would not have a material adverse effect on its ability to perform its obligations hereunder and under the Transaction Documents to which it is a party.

(f)                                   Legality; Validity; Enforceability. Assuming due authorization, execution and delivery by each other party hereto and thereto, this Agreement and each other Transaction Document to which it is a party is the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing.

(g)                                  No Litigation. There are no proceedings or investigations pending or, to its knowledge, threatened against the Seller, before any court or Official Body having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (C) seeking any determination or ruling that might materially and adversely affect the performance by the Purchaser of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents, (D) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on any of the Transferred Assets or (E) seeking to impose any excise, franchise, transfer or similar tax upon the conveyance of the Transferred Assets hereunder.

(h)                                 Legal Compliance. The Seller has complied and will comply in all material respects with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and the Transferred Assets.

(i)                                     Taxes. The Seller has timely filed all federal and other material Tax returns (foreign, federal, state, local and otherwise) required to be filed by it relating to the Transferred Assets and has paid all federal and other material Taxes due and payable by it relating to the Transferred Assets (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Seller).  It is not liable for taxes with respect to the Transferred Assets payable by any other Person.  No Tax lien or similar Adverse Claim has been filed, and no claim has been filed or is being asserted, with respect to any Tax relating to the Transferred Assets. Any taxes, fees and other governmental charges payable by the Seller in connection with the transactions contemplated by this Agreement and the execution and delivery of this Agreement have been paid or shall have been paid if and when due.

(j)                                    Place of Business. The principal place of business and chief executive office of the Seller, and the offices where the Seller keeps all its Records, are located at its address specified in Section 7.3, or such other locations notified to the Purchaser in accordance with this Agreement in jurisdictions where all action required by the terms of this Agreement has been taken and completed. There are currently no, and during the past four months (or such shorter time as the Seller has been in existence) there have not been, any other locations where the Seller is located (as that term is used in the UCC of the jurisdiction where such principal place of business is located).

(k)                                 Ownership; Security Interest. In the event that, notwithstanding the intent of the parties, the Conveyances hereunder shall be characterized as loans and not as sales and/or contributions, then this Agreement creates a valid and continuing Lien on the Transferred Assets in favor of the Purchaser, which security interest is validly perfected under Article 9 of the UCC (to the extent such security interest may be perfected under such article), and is enforceable as such against creditors of and purchasers from the Seller; the Transferred Assets are comprised of Instruments, Security Entitlements, General Intangibles, Certificated Securities, Uncertificated Securities, Securities Accounts, Investment Property and Proceeds and such other categories of collateral under the applicable UCC as to which the Seller has complied with its obligations as set forth herein; the Seller has received all consents and approvals required by the terms of any Transferred Asset to the sale and granting of a security interest in the Transferred Assets hereunder to the Purchaser; the Seller has taken all necessary steps to file or authorize the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Transferred Assets in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in Delaware; all original executed copies of each underlying promissory note constituting or evidencing any Transferred Asset have been delivered to the Purchaser or its designee; none of the underlying promissory notes that constitute or evidence any Transferred Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Purchaser; with respect to a Transferred Asset that constitutes a Certificated Security, such Certificated Security has been delivered to the Purchaser or its designee and, if in registered form, has been specially Indorsed (within the meaning of the UCC) to the Purchaser or in blank by an effective Indorsement or has been registered in the name of the Purchaser upon original issue or registration of transfer by the Seller of such Certificated Security; and in the case of an Uncertificated Security, by causing the Purchaser or its designee to become the registered owner of such Uncertificated Security.

(l)                                     Fair Consideration; No Avoidance for Transferred Asset Payments. With respect to each Transferred Asset sold hereunder, the Seller sold such Transferred Asset to the Purchaser in exchange for payment, made in accordance with the provisions of this Agreement, in an amount which constitutes fair consideration and reasonably equivalent value. Each such Conveyance referred to in the preceding sentence shall not have been made for or on account of an antecedent debt owed by the Seller to the Purchaser. In addition, no such Conveyance shall have been made with the intent to hinder or delay payment to or defraud any creditor of the Seller.

(m)                             Transferred Assets.  As of each Purchase Date, Schedule A is an accurate and complete listing of all the Transferred Assets and other Transferred Assets hereunder as of such Purchase Date.

(n)                                 Adequate Capitalization; No Insolvency. The Seller is adequately capitalized and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the Transaction Documents. The Seller is adequately capitalized for its business as proposed to be conducted in the foreseeable future and does not expect the commencement of any insolvency, bankruptcy or similar proceedings or the appointment of a receiver, liquidator or similar official in respect of its assets. The Seller executed and delivered each of the Transaction Documents to which it is a party for fair consideration and without the intent to hinder, delay or defraud any of its creditors or any other Person.

(o)                                 Good Title to Conveyed Transferred Assets.

i.                                     In respect of each Initial Conveyance, the Seller, as of the date of such Initial Conveyance, has not assigned, pledged, or otherwise conveyed or encumbered any interest in each Transferred Asset to any other person, which assignment, pledge, conveyance or encumbrance remains effective as of the applicable Purchase Date.  Immediately prior to the purchase of any of the Transferred Asset by the Purchaser from the Seller, such Transferred Asset is free and clear of any lien, encumbrance or impediment to transfer created by Seller (including any Adverse Claim), and the Seller is the sole record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Transferred Asset to the Purchaser and, upon the Conveyance of such Transferred Asset to the Purchaser, the Purchaser shall be the sole owner of such Transferred Asset free of any Adverse Claim created by the Seller.

ii.                                  In respect of each Subsequent Conveyance, the Seller has not assigned, pledged, or otherwise conveyed or encumbered any interest in the Transferred Assets being Conveyed to any other person, which assignment, pledge, conveyance or encumbrance remains effective as of the applicable Purchase Date.  Immediately prior to the purchase of any of the Transferred Asset by the Purchaser from the Seller, such Transferred Asset is free and clear of any lien, encumbrance or impediment to transfer created by Seller (including any Adverse Claim), and the Seller is the sole record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Transferred Asset to the Purchaser and, upon the Conveyance of such Transferred Asset to the Purchaser, the Purchaser shall be the sole owner of such Transferred Asset free of any Adverse Claim created by the Seller.

(p)                                 True and Complete Information. All information heretofore or hereafter furnished by or on behalf of the Seller in writing to the Purchaser in connection with this Agreement, the other Transaction Documents, the Transferred Assets, or any transaction contemplated hereby is and will be (when taken as a whole) true, correct and complete in all material respects.

(q)                                 Reserved.

(r)                                    Payment in Full. On the applicable Purchase Date for each Transferred Asset, the Seller had no actual knowledge of any fact which leads it to expect that any payments on the applicable Transferred Asset will not be paid in full when due or to expect any other material adverse effect on (A) the performance by the Seller of its obligations under this Agreement or any of the Transaction Documents to which it is a party, (B) the validity or enforceability of this Agreement or any of the Transaction Documents to which it is a party, or (C) the Transferred Assets or the interests of the Seller therein.

(s)                                   No Brokers or Finders.  No broker or finder acting on behalf of the Seller was employed or utilized in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby and the Seller has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(t)                                    Reserved.

(u)                                 Special Purpose Entity. The Purchaser is an entity with assets and liabilities separate and distinct from those of the Seller and any Affiliates thereof.  Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps, including all steps that the Purchaser may from time to time reasonably request, to maintain the Purchaser’s identity as a legal entity that is separate from the Seller and from each other Affiliate of the Seller, and to make it manifest to third parties that the Purchaser is an entity with assets and liabilities distinct from those of the Seller and each other Affiliate thereof and not just a division of the Seller or any such other Affiliate.

(v)                                 Reserved.

(w)                               Set–Off, etc. At the time of Conveyance of a Transferred Asset and to the knowledge of the Seller after reasonable inquiry as of the applicable Purchase Date, such Transferred Asset has not been compromised, adjusted, extended, satisfied, subordinated, rescinded, set–off or modified by the Seller or by the Obligor thereof, and at such time such Transferred Asset is not subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set–off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning such Transferred Asset or otherwise, by the Seller or by the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Transferred Asset otherwise permitted under the Transaction Documents.

(x)                                 No Fraud.  Each Transferred Asset was originated or acquired without any fraud or material misrepresentation by the Seller or, to the Seller’s knowledge, on the part of the related Obligor.

SECTION 4.2                                 Reaffirmation of Representations and Warranties by the Seller.  On the Restatement Date and on each Purchase Date, the Seller, by accepting the proceeds of such Conveyance, shall be deemed to have certified that all representations and warranties described in Section 4.1 are true and correct on and as of such day as though made on and as of such day (or, if such representation or warranty is limited to a specific date, such specific date). The representations and warranties set forth in Section 4.1 shall survive (i) the Conveyance of the Transferred Assets to the Purchaser and (ii) the termination of the rights and obligations of the Purchaser and the Seller under this Agreement.  Upon discovery by an officer of the Purchaser or the Seller of a breach of any of the foregoing representations and warranties in any material respect, the party discovering such breach shall give prompt written notice to the other.

ARTICLE V

COVENANTS OF THE SELLER

SECTION 5.1                                 Covenants of the Seller. The Seller hereby covenants and agrees with the Purchaser that, from the date hereof, and until all amounts owed by the Seller pursuant to this Agreement have been paid in full (other than as expressly survive the termination of this Agreement), unless the Purchaser otherwise consents in writing:

(a)                                 Compliance with Agreements and Applicable Laws. The Seller shall perform each of its obligations under this Agreement and the other Transaction Documents to which it is a party and comply with all Applicable Laws, including those applicable to the Transferred Assets and all proceeds thereof, except to the extent that the failure to so comply would not reasonably be expected to have a material adverse effect on (i) its ability to perform its obligations under the Transaction Documents to which it is a party, (ii) its assets, operations, properties, financial condition, or business or (iii) the validity or enforceability of this Agreement or any of the other Transaction Documents.

(b)                                 Maintenance of Existence and Conduct of Business. The Seller shall: (i) do or cause to be done all things necessary to (A) preserve and keep in full force and effect its existence as a Delaware statutory trust and maintain its rights and franchises in its jurisdiction of formation and (B) qualify and remain qualified as a foreign corporation in good standing and preserve its rights and franchises in each jurisdiction in which the failure to so qualify and remain qualified and preserve its rights and franchises would reasonably be expected to have a material adverse effect on its assets, operations, properties, financial condition, or business; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and under its organizational documents; and (iii) at all times maintain, preserve and protect all of its licenses, permits, charters and registrations in each case except where the failure to maintain such liens, permits, charters and registrations would not reasonably be expected to have a material adverse effect on its assets, operations, properties, financial condition, or business.

(c)                                  Cash Management Systems; Deposit of Collections. The Seller shall transfer, or cause to be transferred, all Collections received by the Seller to the appropriate account of the Purchaser by the close of business on the Business Day following the date such Collections are received.

(d)                                 Books and Records. The Seller shall keep proper books of record and account in which full and correct entries shall be made of all transactions with the Purchaser and the assets and business of the Seller related to its obligations under this Agreement or any Transferred Assets or assets proposed to be transferred in accordance with GAAP, maintain and implement administrative and operating procedures necessary to fulfill its obligations hereunder; and keep and maintain all documents, books, records and other information necessary or reasonably advisable and relating to the Transferred Assets prior to their Conveyance hereunder for the collection of all Transferred Assets.

(e)                                  Reserved.

(f)                                   Taxes.  The Seller will file on a timely basis all federal and other material Tax returns required to be filed and will pay all federal and other material Taxes due and payable by it (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on the books of the Seller).

(g)                                  ERISA.  The Seller shall not, and shall not cause or permit any of its Affiliates to, cause or permit to occur an event that results in the imposition of a Lien on its interest, if any, in any Transferred Asset under Section 412 of the IRC or Section 303(K) or 4068 of ERISA.

(h)                                 Liens. The Seller shall not create, incur, assume or permit to exist any Lien on or with respect to any of its rights under any of the Transaction Documents (other than the Lien covering this Agreement and existing on the Restatement Date) or on or with respect to any of its rights in the Transferred Assets, in each case other than Permitted Liens.  For the avoidance of doubt, this Section 5.1(i) shall not apply to any property retained by the Seller and not Conveyed or purported to be Conveyed hereunder.

(i)                                     Change of Name; Etc. The Seller shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Seller in accordance with Section 2.1(c) seriously misleading or change its jurisdiction of organization, unless the Seller shall have given the Purchaser at least 10 days prior written notice thereof, and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements.

(j)                                    Sale Characterization. The Seller shall not make statements or disclosures, or treat the transactions contemplated by this Agreement (other than for tax or accounting purposes) in any manner other than as a true sale, contribution or absolute assignment of the title to and sole record and beneficial ownership interest of the Transferred Assets Conveyed or purported to be Conveyed hereunder; provided that the Seller may consolidate the Purchaser and/or its properties and other assets for accounting purposes in accordance with GAAP.

(k)                                 Commingling. The Seller shall not, and shall not permit any of its Affiliates to, deposit or permit the deposit of any funds that do not constitute Collections or other proceeds of any Transferred Assets into any account of the Purchaser to which Collections are deposited.

(l)                                     Non-consolidation Opinion. The Seller shall not take any action contrary to any assumption as to Seller set forth in any legal opinion delivered with respect to bankruptcy non-consolidation matters in connection with the Transaction Documents.

ARTICLE VI

WARRANTY ASSETS

SECTION 6.1                                 Warranty Transferred Assets. The Seller agrees that, with respect to any Transferred Asset, in the event of a breach of any representation or warranty or covenant applicable to a Transferred Asset set forth in Article IV or Article V (each such Transferred Asset, a “Warranty Transferred Asset”), no later than 30 days after the earlier of (x) knowledge of such breach on the part of the Seller and (y) receipt by the Seller of written notice thereof given by the Purchaser of such breach, the Seller shall either pay to the appropriate account of the Purchaser in immediately available funds the Repurchase Amount with respect to the Warranty Transferred Asset(s) to which such breach relates or substitute for such Warranty Transferred Asset(s) one or more Transferred Asset(s) with an aggregate fair market value at least equal to the Repurchase Amount of the Warranty Transferred Asset(s) being replaced; provided, that no such repayment or substitution shall be required to be made with respect to any Warranty Transferred Asset (and such Transferred Asset shall cease to be a Warranty Transferred Asset) if, on or before the expiration of such 30 day period the representations and warranties in Article IV and the covenants in Article V with respect to such Warranty Transferred Asset shall be made true and correct in all material respects with respect to such Warranty Transferred Asset as if such Warranty Transferred Asset had been Conveyed to the Purchaser on such day, as applicable.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.1                                 Conditions Precedent. The obligations of the Purchaser to pay the Purchase Price for the Transferred Assets sold on or prior to the Restatement Date and any Purchase Date shall be subject to the satisfaction of the following conditions:

(a)                                 All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on such Purchase Date;

(b)                                 All information concerning the Transferred Assets provided to the Purchaser shall be true and correct, when taken as a whole, in all material respects as of such Purchase Date;

(c)                                  The Seller shall have performed in all material respects all other obligations required to be performed by the provisions of this Agreement and the other Transaction Documents to which it is a party;

(d)                                 The Seller shall have either filed or caused to be filed the financing statement(s) required to be filed pursuant to Section 2.1(c); and

(e)                                  All corporate and legal proceedings, and all instruments in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received from the Seller copies of all documents (including records of corporate proceedings) relevant to the transactions herein contemplated as the Purchaser may reasonably have requested.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

SECTION 8.1                                 Amendments, Etc. This Agreement and the rights and obligations of the parties hereunder may not be amended, supplemented, waived or otherwise modified except in an instrument in writing signed by the Purchaser and the Seller with, so long as the Notes issued under the Indenture are Outstanting, the prior written consent of the holders of a Majority of the Noteholders (as defined in the Indenture).  Any Conveyance or reconveyance executed in accordance with the provisions hereof shall not be considered an amendment or modification to this Agreement.

SECTION 8.2                                 Governing Law: Submission to Jurisdiction.

(a)                                 THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

(b)                                 Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 8.3                                 Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, electronic mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth below:

(a)                                 in the case of the Purchaser:

Gladwyne Funding LLC
c/o FS Energy and Power Fund

2929 Arch Street, Suite 675

Philadelphia, PA 19104

Attention: Gerald F. Stahlecker, Executive Vice President

Telephone: (215) 495-1169

Facsimile: (215) 222-4649

(b)                                 in the case of the Seller:

FS Energy and Power Fund
2929 Arch Street, Suite 675

Philadelphia, PA 19104

Attention: Gerald F. Stahlecker, Executive Vice President

Telephone: (215) 495-1169

Facsimile: (215) 222-4649

All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by two-day mail, two (2) Business Days after having been deposited in the mail, postage prepaid, (d) if sent by overnight courier, one (1) Business Day after having been given to such courier, and (e) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

SECTION 8.4                                 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

SECTION 8.5                                 Reserved; Further Assurances.(a)  The Purchaser and the Seller each agree that at any time and from time to time, it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or desirable to perfect and protect the Conveyances and security interests granted or purported to be granted by this Agreement.

(b)                                 The Purchaser and the Seller agree to do and perform, from time to time, any and all acts and to execute any and all further instruments reasonably requested by the other party more fully to effect the purposes of this Agreement and the other Transaction Documents, including the execution of any financing statements or continuation statements or equivalent documents relating to the Transferred Assets for filing under the provisions of the UCC or other laws of any applicable jurisdiction.

SECTION 8.6                                 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Purchaser or the Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.

SECTION 8.7                                 Counterparts. This Agreement may be executed in two or more counterparts including telecopy transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 8.8                                 Binding Effect; Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  To the extent that any Transferred Asset requires that any transferee of an interest therein must execute an assignment and assumption agreement whereby such transferee assumes all of the obligations of the holder thereof with respect to such Transferred Asset or portion thereof being transferred, and such an agreement has not already been executed and delivered, the parties hereto intend that this Agreement shall constitute such an assignment and assumption agreement (within the meaning of such Transferred Asset) with respect to the transfer of such Transferred Asset to the Purchaser and the Purchaser may enter into an omnibus assignment and assumption agreement to evidence such assignment and assumption pursuant to this Agreement. The Seller and Purchaser acknowledge that the Purchaser has, pursuant to the Indenture, pledged and granted to the Trustee a security interest in and lien on all of the Purchaser’s rights hereunder to secure the Notes and the other Secured Obligations (as defined in the Indenture), and the Seller and Purchaser agree that the Trustee and the holders from time to time of the Notes are intended third party beneficiaries of this Agreement entitled to enforce the same on behalf of the Purchaser.

SECTION 8.9                                 Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.

SECTION 8.10                          Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 8.11                          Non-Petition; Limited Recourse. The Seller hereby agrees that it will not institute against, or join any other Person in instituting against, the Purchaser any bankruptcy or insolvency Proceedings so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) from the date on which all amounts owed by the Seller pursuant to this Agreement have been paid in full. In addition, the Seller shall have no recourse for any amounts payable or any other obligations arising under this Agreement against any officer, member, director, employee, partner, Affiliate or security holder of the Purchaser or any of its successors or assigns.

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IN WITNESS WHEREOF, the Purchaser and the Seller each have caused this Sale and Contribution Agreement to be duly executed by their respective officers as of the day and year first above written.

FS ENERGY AND POWER FUND, as Seller

By:	/s/ Gerald F. Stahlecker
Name:	Gerald F. Stahlecker
Title:	Executive Vice President

GLADWYNE FUNDING LLC, as Purchaser

By:	/s/ Gerald F. Stahlecker
Name:	Gerald F. Stahlecker
Title:	Executive Vice President